                                    EXHIBIT
                                      11.0

            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
          (Dollars and Share Data in Thousands, except Per Share Data)
                                   (Unaudited)


                                                   As of and for the             As of and for the
                                                   Three Months Ended            Six Months Ended
                                                        June 30,                      June 30,
                                                 ----------------------        ----------------------
                                                  1997           1996           1997           1996
                                                 -------        -------        -------        -------
Weighted Average Shares Outstanding                6,088          5,877          6,077          5,846

Weighted Average Stock Options Outstanding         1,758          1,818          1,769          1,849

Assumed Shares Repurchased                          (421)          (621)          (453)          (631)
                                                 -------        -------        -------        -------

Weighted Average Shares and Share
 Equivalents Outstanding                           7,425          7,074          7,393          7,064
                                                 =======        =======        =======        =======



Net Income                                       $ 3,992        $ 3,057        $ 7,614        $ 5,772
                                                 =======        =======        =======        =======

Net Income per Share                             $  0.54        $  0.43        $  1.03        $  0.82
                                                 =======        =======        =======        =======